Exhibit 10.1

[_____], 2025

Iris Acquisition Corp II

Office 1611, Index Tower, Happiness Street,

Dubai International Financial Centre, Dubai, United Arab Emirates

Re:	Initial Public Offering

Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into by and between Iris Acquisition Corp II, a Cayman Islands exempted company (the “Company”), Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”), or the “Underwriters”), relating to an underwritten initial public offering (the “IPO”) of the Company’s units (the “Units”), each comprised of one share of the Company’s Class A Ordinary Shares, par value $0.0001 per share (the “Ordinary Shares”), and one-half of one redeemable warrant, to purchase one Ordinary Share (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the IPO pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the IPO for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,  Iris Acquisition Holdings II LLC, a Delaware limited liability company (the “Sponsor”) and the other undersigned persons (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. If the Company solicits approval of its shareholders of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she, shall (i) vote all Shares beneficially owned by him, her, or it, whether acquired before, in, or after the IPO, in favor of such Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) and (ii) not redeem any shares owned by him, her, or it, in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, the Sponsor and each Insider agrees that it, he or she will not sell or tender to the Company any Shares owned by it, him or her in connection therewith.

2. (a) In the event that the Company fails to consummate a Business Combination within 24 months  from the closing of the IPO (the “Termination Date”), or until such earlier liquidation date as our board of directors may approve, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, as they may be amended from time to time, the undersigned will, as promptly as possible, take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Ordinary Shares sold as part of the Units in the IPO (the “IPO Shares”), at a per share price, payable in cash equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding IPO Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The undersigned agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the IPO Shares if the Company does not complete its initial Business Combination within the time prescribed in the Company’s amended and restated memorandum and articles of association, or (ii) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their IPO Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding IPO Shares.

(b) The undersigned acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company (“Claim”) with respect to the Founder Shares, Private Placement Units, Private Placement Warrants or Private Placement Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares and (y) a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the IPO Shares if the Company does not complete its initial Business Combination by the Termination Date or (ii) with respect to any other material provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any IPO Shares it or they hold if the Company fails to consummate a Business Combination or liquidate within the time prescribed in the Company’s amended and restated memorandum and articles of association).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Underwriters, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, or publicly announce an intention to effect any such transaction; provided, however, that the foregoing does not apply to the forfeiture of any Founder Shares pursuant to their terms or any transfer of Founder Shares to any current or future independent director of the Company (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). Each of the Insiders and Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account, Iris Acquisition Holdings II LLC, a Delaware corporation (“Sponsor”) (which for purposes of clarification shall not extend to any other stockholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company for any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company, or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per  share of the IPO Shares or (ii) such lesser amount per share of the IPO Shares held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s obligation to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third-party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, it notifies the Company in writing that it shall undertake such defense.

5. The Sponsor further agrees that to the extent that (i) the size of the IPO is increased or decreased or (ii) the Underwriters do not exercise their over-allotment option in full, the Company shall effect a share dividend or a share contribution back to capital, as applicable, immediately prior to the consummation of the IPO, in such amount so that the Founder Shares held by the Sponsors and their Permitted Transferees represent 25% of the Company’s issued and outstanding Shares upon the consummation of the IPO.

6. The undersigned hereby agrees and acknowledges that: (i) each of the Underwriters and the Company would be irreparably injured in the event of a breach by the Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer (as defined below) any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (A) 180 days after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Ordinary Shares equals or exceeds $11.50 per share (as adjusted for share sub-divisions, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial Business Combination or (y) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Lock-up Period”).

(b) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Units, Private Placement Shares or Private Placement Warrants (or Ordinary Shares issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Lock-up Period”, together with the Founder Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), transfers of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Units, Private Placement Warrants or the Founder Shares, are permitted: (i) to (1) the Sponsor’s members, (2) the directors or officers of the Company, the Sponsor, the Sponsor’s members or the Underwriters, (3) any affiliates or family members of the directors or officers of the Company, the Sponsor, or the Sponsor’s members, (4) any members or partners of the Sponsor, the Sponsor’s members or their respective affiliates, or any affiliates of the Sponsor, the Sponsor’s members or any employees of such affiliates;

(d) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person, or to a charitable organization;

(i) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(ii) in the case of an individual, pursuant to a qualified domestic relations order;

(iii) in the case of a trust by distribution to one or more permissible beneficiaries of such trust;

(iv) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased;

(v) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination;

(vi) in the event of the Company’s liquidation prior to the Company’s completion of its initial Business Combination;

(vii) by virtue of the laws of the State of Delaware, a Sponsor’s limited liability company agreement, upon dissolution of such Sponsor; and

(viii) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination,

8. (a) The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. Each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. Each Insider represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

(b) Except as disclosed in the Prospectus, none of the Sponsor, any Insider and any affiliate of the Sponsor or any Insider and any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

9. The undersigned has full right and power, without violating any agreement by which he, she or it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director and/or officer of the Company and hereby consents to being named in the Prospectus as a director of the Company.

10. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the Company and the undersigned hereby (i) agrees that any action, proceeding, dispute or claim against him arising out of or relating in any way to this Letter Agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11. As used herein, (i) “Business Combination” shall mean a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Ordinary Shares, the Founder Shares and the Private Placement Shares; (iii) “Founder Shares” shall mean the 5,750,000 Class B Ordinary Shares, par value $0.0001 per share, issued and outstanding immediately prior to the consummation of the IPO; (iv) “Private Placement Units” shall mean the aggregate of 522,500 units (or up to 567,500 units if the over-allotment option is exercised in full) of the Company, each representing one Class A Ordinary Share and one-half of one Private Placement Warrant that the Sponsor and the Underwriters have, severally and not jointly, agreed to purchase), at $10.00 per unit, in private placements that shall occur simultaneously with the consummation of the IPO, the proportion of which are to be acquired by the Sponsor and the Underwriters as disclosed in the Prospectus; (v) “Private Placement Shares” shall mean the Ordinary Shares underlying the Private Placement Units; (vi) “Private Placement Warrants” shall mean the Warrants to purchase an aggregate of 261,250 Ordinary Shares (or up to 283,750 Ordinary Shares if the over-allotment option is exercised in full) of the Company underlying the Private Placement Units; (vii) “Public Shareholders” shall mean the holders of securities issued in the IPO; (viii) “Trust Account“ shall mean the trust fund into which a portion of the net proceeds of the IPO shall be deposited for the benefit of the Public Shareholders; and (iv) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver and (2) the Sponsor.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

15. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the IPO is not consummated and closed by December 31, 2025; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

17. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IRIS ACQUISITION HOLDINGS II LLC

By:	/s/
	Name:	Sumit Mehta
	Title:	Managing Member

By:	/s/
Sumit Mehta

By:	/s/
Lisha Parmar

By:	/s/
Omkar Halady

By:	/s/
Ronit Nanani

By:	/s/
Manish Shah

By:	/s/
Janine Yorio

By:	/s/
Allen Wang

By:	/s/
Robert Henry

Acknowledged and agreed:

IRIS ACQUISITION CORP II

By:	/s/
Sumit Mehta, Chief Executive Officer

[Signature Page to Insider Letter Agreement]